Exhibit 3.102

BRANDYWINE CHARLOTTESVILLE LLC
LIMITED LIABILITY OPERATING AGREEMENT

THIS LIMITED LIABILITY OPERATING AGREEMENT (this “Agreement”) is entered into as of this 25th day of April, 2000 by and between Brandywine Operating Partnership, L.P., a Delaware limited partnership (“BOP”), currently the only admitted Member of Brandywine Charlottesville LLC, a Virginia limited liability company (the “Company”), and the Company.

1.   Organization.   BOP has organized the Company as a limited liability company under the Virginia Limited Liability Company Act and has caused Articles of Organization to be prepared, executed and filed in the office of the Commonwealth of Virginia State Corporation Commission.

2.   Purpose.   The Company has been organized to pursue any lawful purpose except for the purposes of banking or insurance.

3.   Term.   The term of the Company shall commence upon the filing of the Articles of Organization in the office of the Commonwealth of Virginia State Corporation Commission and shall continue until terminated by majority vote of its Member(s), at which time the then existing Member(s) shall file a Certificate of Cancellation in the office of the Commonwealth of Virginia State Corporation Commission.

4.   Management.   The Company shall be managed by its Member(s). BOP hereby designates as its agents Anthony A. Nichols, Sr., Chairman, Gerard H. Sweeney, Sr., President and Chief Executive Officer, John M. Adderly, Jr., Senior Vice President and Assistant Secretary, Jeffrey F. Rogatz, Senior Vice President and Assistant Secretary, Anthony Rimikis, Senior Vice President and Assistant Secretary, Anthony A. Nichols, Jr., Vice President and Assistant Secretary, H. Jeffrey DeVuono, Vice President and Assistant Secretary, Brad A. Molotsky, Secretary, George Sowa, Vice President and Assistant Secretary, Barbara Yamerick, Vice President and Assistant Secretary and Mark Hamer, Vice President and Assistant Secretary. While serving in such capacities, Messrs. Nichols, Sr., Sweeney, Adderly, Jr., Rogatz, Rimikis, Nichols, Jr., DeVuono, Molotsky, Sowa, Hamer and Ms. Yamerick shall have active management of the operations of the Company, including without limitation, the power and authority to execute and deliver in the name of and on behalf of the Company any and all documents which any of them may deem necessary, desirable or appropriate, subject, however, to the control of its Member(s), and shall make such reports of the affairs of the Company to the Member(s) as such Member(s) may require. Such designation by BOP shall not cause BOP to cease to be a Member of the Company, nor shall such designation be deemed to confer Member status, rights or interests upon Messrs. Nichols, Sr., Sweeney, Adderly, Jr., Rogatz, Rimikis, Nichols, Jr., DeVuono, Molotsky, Sowa, Hamer or Ms. Yamerick. Such designation notwithstanding, BOP retains the power and authority to manage and control the business and affairs of the Company, including the right to remove and replace Messrs. Nichols, Sr., Sweeney, Adderly, Jr., Rogatz, Rimikis, Nichols, Jr., DeVuono, Molotsky, Sowa, Hamer or Ms. Yamerick as its agents.

5.   Limitation of Liability.   No agent designated pursuant to this Agreement shall be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any action or inaction performed (or not performed) in good faith by him with respect to Company matters, except for fraud, gross negligence or an intentional breach of this Agreement.

6.   Additional Members.   Additional Members shall be admitted only upon the written agreement of BOP. The terms and conditions of this Agreement may not be modified or amended except by a written agreement signed by BOP.

7.   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to the conflicts of law rules in that jurisdiction.

IN WITNESS WHEREOF, the undersigned has, through its duly authorized representative, set its hand as of the date first written above.

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By:	BRANDYWINE REALTY TRUST, Its General Partner

By:	/s/ Gerard H. Sweeney

President and Chief Executive Officer